Exhibit 10.1

CURAFLO®

FRANCHISE AGREEMENT FOR THE COMMERCIAL MARKET

Franchisee:
Territory:
(See Appendix A for full description)
Effective Date:

TABLE OF CONTENTS

SECTION		PAGE

1	RIGHTS GRANTED	2

2	TERM; SUCCESSOR FRANCHISE AGREEMENTS	4

3	FEES	5

4	COMMENCEMENT OF OPERATION	7

5	TRAINING AND COMMERCIAL MARKET CERTIFICATION	8

6	OPERATIONS	10

7	COMMUNICATIONS, BUSINESS RECORDS, AND REPORTING	15

8	MARKETING	17

9	MARKS	20

10	OPERATING MANUALS	21

11	YOUR ORGANIZATION	21

12	TRANSFERS BY US	22

13	TRANSFERS BY YOU	22

14	GENERAL RELEASE	25

15	COVENANTS	25

16	TERMINATION	27

17	OBLIGATIONS ON TERMINATION OR EXPIRATION	29

18	RELATIONSHIP OF THE PARTIES	31

19	INDEMNIFICATION	32

20	CONSENTS AND WAIVERS	32

21	NOTICES	32

22	ENTIRE AGREEMENT	33

23	SEVERABILITY AND CONSTRUCTION	33

24	DISPUTE RESOLUTION	34

25	MISCELLANEOUS	35

26	ACKNOWLEDGMENTS	36

APPENDIX A - FRANCHISE INFORMATION

PERSONAL GUARANTEE
i

FRANCHISE AGREEMENT

This Franchise Agreement (“Agreement”) is made as of this ___ day of _____________ (“Effective Date”) by and between CuraFlo Franchising Inc. (“CuraFlo”, “we”, “us” or “our”), a Delaware corporation with a principal business address at 23400 Commerce Park Road, Beachwood, Ohio 44122 and ____________________ (“Franchisee” “you” or “your”), a(n) _______________________ with a principal business address at _______________________.

RECITALS

We are in the business of franchising others to operate CuraFlo® businesses (“CuraFlo Businesses”) which solve pipe problems such as pinhole leaks, slab leaks, rusty or discolored water, and poor water flow without removing walls or digging to replace the pipes.

We have developed a distinctive set of specifications and operating procedures for CuraFlo Businesses (collectively “System”), the distinguishing characteristics of which include the use of the CuraFlo Engineered Flow Lining System™ consisting of proprietary equipment and processes to clean potable water and drain, waste and vent pipes that are between one half (½) inch and four (4) inches in diameter and then to line those pipes with our proprietary epoxy; professional image and rigid customer service standards; our techniques for training qualified, certified technicians; our techniques for marketing services; our web site; and the accumulated experience reflected in our training program and operating procedures. We may change, improve, add to, delete from, and further develop the elements of the System from time to time.

We identify the businesses operating under the System by means of the CuraFlo name and certain other trademarks, service marks, trade names, signs, logos, and other indicia of origin that we have designated, or may in the future designate for use with the System (collectively, “Marks”).

We offer franchises for CuraFlo Businesses that offer products and services to (a) multi-family communities comprising more than four units; and (b) buildings that are more than ten thousand (10,000) square feet in size that are owned by a commercial enterprise for commercial purposes and buildings that are owned by a governmental entity (“Commercial Market”).

You wish to be granted the opportunity to develop and operate a franchised CuraFlo Business for the Commercial Market (“Franchised Business”).

You understand and acknowledge the importance of our high standards of quality, appearance, and service and the necessity of operating your Franchised Business in accordance with this Agreement, our confidential operating manuals (“Manuals”) and our standards, specifications and procedures.

Subject to the terms and conditions of this Agreement, we are willing to grant to you the opportunity to develop and operate a Franchised Business in the territory specified in Appendix A (“Territory”).

NOW THEREFORE, in consideration of our grant to you of the right to operate a Franchised Business and perform work under the System in the Territory during the term of this Agreement, as well as the mutual covenants, agreements and obligations set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1        RIGHTS GRANTED

         1.1       Grant; Limited Territorial Rights

1.1.1 We hereby grant to you the right to use the Marks and the System to operate a Franchised Business in the Territory from the location specified in Appendix A (“Franchised Location”). During the Term (as defined in Section 2.1), we and our affiliates will not operate, or license others to operate, any other CuraFlo Business for the Commercial Market within the Territory provided that you are in compliance with this Agreement and any other agreements between you and us or our affiliates.

1.1.2 Your use of the System is limited to use of the CuraFlo Engineered Flow Lining System for use with potable water and drain, waste and vent pipes that are between one half (½) inch and four (4) inches in diameter for the Commercial Market which includes: (1) multi-family communities comprising more than four units; and (2) buildings that are more than ten thousand (10,000) square feet in size that are owned by a commercial enterprise for commercial purposes and buildings that are owned by a governmental entity. You may not, without our prior written consent, use the System to perform work at Residential Market structures (which include structures that are single family residences, multi-family residences of up to four (4) units, and structures owned by a commercial enterprise for commercial purposes that are less than twenty thousand (20,000) square feet in size and that do not exceed three (3) stories above ground), Industrial and Municipal Market facilities (which include non-potable water applications, marine, industrial and municipal infrastructure, government infrastructure (including municipal water mains) and process piping) or at buildings for which you do not have the proper CuraFlo certification as specified in Section 5.3.

1.1.3 We reserve to ourselves all rights to use and license the System and the Marks other than those expressly granted under this Agreement. This Section 1.1 does not prohibit us or our affiliates from: (1) operating or licensing others to operate, during the Term, CuraFlo Businesses other than Commercial Market CuraFlo Businesses in any area, including inside the Territory; (2) operating and licensing others to operate, during the Term, any type of CuraFlo Business outside of the Territory; (3) operating and licensing others to operate, after this Agreement terminates or expires, any type of CuraFlo Business in any area, including inside the Territory; (4) operating and licensing others to operate in any area, during or after the Term, any type of business other than a CuraFlo Business; and (5) performing work under the System, or having others perform work under the System, inside the Territory on buildings for which you do not have the proper certification, including, but not limited to the CuraFlo Spincast System.

1.1.4 You do not receive any automatic right to expand your Territory, however, if you are in compliance with the terms and conditions of this Agreement, you may request our approval of your request to incorporate a contiguous geographic area into your Territory. We have sole discretion to approve or reject your request. If we approve your request, you and we will amend this Agreement and Appendix A to reflect the expanded nature of your Territory and you must pay an Expansion Fee in the amount of 6.25 cents for each person that resides in the additional geographic area that will be incorporated into your Territory. We also may require that you purchase additional equipment and/or hire additional crew(s) for your expanded Territory.

         1.2       Territory Rules

1.2.1 You have the exclusive right to advertise and market the services of the Franchised Business and directly solicit customers inside the Territory. You may not advertise or market the services of the Franchised Business or directly solicit customers outside of the Territory, unless you obtain our prior written permission. “Direct solicitation” includes, but is not limited to, solicitation in person, by telephone, by mail, by email, and by distribution of brochures, business cards or other materials. If any of your advertising within the Territory is in media that will or may reach a significant number of persons outside of the Territory, you must notify us in advance and obtain our prior written consent. We may establish rules and policies from time to time regarding such advertising. We may, in our sole discretion, grant permission to you to market to and directly solicit customers in an open adjacent territory where no CuraFlo Businesses are operated, provided that should we sell that territory to a CuraFlo franchisee or designate that territory as a company-operated territory, you agree to stop marketing and providing services in that territory and provide us with all customer information that you acquire relating to that territory. You will not have any rights of first refusal to the open territory.

1.2.2 You must request and obtain our prior written consent to perform work under the System in an area that is not within your Territory (“Extraterritorial Job”). We will not unreasonably withhold our consent to an Extraterritorial Job provided that you are qualified to perform the job and you did not obtain the job in violation of Section 1.2.1. For example, you may request permission to accept an Extraterritorial Job obtained by referral from a customer for whom you performed a job in the Territory or by referral from us or another franchisee. You may not sign a contract for or accept an Extraterritorial Job without obtaining our prior written consent.

1.2.3 If you receive a request to perform a job in the territory of another franchisee, you must notify us of the request and your intention to perform the job. We will then advise you whether the franchisee is certified to perform the job. We also will notify the franchisee of your intention to perform a job in their territory. If the franchisee is certified to perform the job, you must, within the time period specified in the Manuals, pay to that franchisee a Cross-over Fee equal to ten percent (10%) of the Gross Sales (as defined in Section 3.4) from the job. Alternatively, you may refer a job to the franchisee in whose territory the job will be performed. If that franchisee accepts the job, the franchisee will pay you a Referral Fee equal to five percent (5%) of the Gross Sales from the job. If we notify you that a certified franchisee has referred a job to you in their territory and you accept that job, you must pay that franchisee, within the time period specified in the Manuals, a Referral Fee equal to five percent (5%) of the Gross Sales from the job. You will not be obligated to pay a Cross-over Fee or a Referral Fee to any franchisee who is not certified by us to perform the type of job that you will perform in their territory.

1.2.4 You specifically acknowledge that: (1) other CuraFlo Businesses will operate under restrictions similar to those set out in Section 1.2 (“Territory Rules”), which means that in some instances other CuraFlo Businesses may perform jobs in your Territory or sponsor advertising which reaches persons in your Territory; and (2) although we will not knowingly permit violations of the Territory Rules, we do not represent or guarantee that other CuraFlo Businesses will always abide by the Territory Rules, and we will have no liability to you for any such violations.

1.3 Work Performed In Your Territory. You acknowledge that we, or another CuraFlo franchisee, may perform work under the System in your Territory and you will not receive any revenue from that job if you are not certified to perform the job. For example, if you have not been certified in our High-Level Training Program as described in Section 5.3, then we or another CuraFlo franchisee may enter your Territory to do the job.

1.4 Forms of Agreement. Over time, we have entered, and will continue to enter, into agreements with other franchisees that may contain provisions, conditions and obligations that differ from those contained in this Agreement. The existence of different forms of agreement and the fact that we and other franchisees may have different rights and obligations does not affect our or your duties to comply with the terms of this Agreement.

2        TERM; SUCCESSOR FRANCHISE AGREEMENTS

2.1 Term. The term of this Agreement (“Term”) begins on the Effective Date and expires at midnight on the day preceding the 5th anniversary of the Effective Date, unless this Agreement is terminated at an earlier date as specified in Section 16 or otherwise in this Agreement.

2.2 Successor Franchise Agreements

2.2.1 When this Agreement expires, you will have the option to continue the franchise relationship and obtain three (3) Successor Franchise Agreements, each of which will be for a term of five (5) years, unless: (1) we have announced a decision to stop franchising the CuraFlo concept; or (2) we decide to withdraw the CuraFlo concept from the geographic market in which your Territory is located. We may require you to satisfy any or all of the following as a condition of continuing the franchise relationship with us:

2.2.2 You must give us written notice of your desire to exercise your option not more than nine (9) months and not less than six (6) months before the end of the expiring term.

2.2.3 You must maintain all licenses and permits necessary to operate the Franchised Business.

2.2.4 You must pay all amounts owed to us, our affiliates, and major suppliers; you must not be in default of this Agreement or any other agreement with us, our affiliates, or our suppliers; and you must have substantially and timely complied with all obligations throughout the term of each agreement.

2.2.5 You must update your equipment, vehicles, service offering, products, methods, and procedures to reflect our then-current image and operating standards.

2.2.6 Your Operating Principal (as defined in Section 6.9.1), Master Plumber (as defined in Section 6.9.3), sales person, crew foreman and/or certain of your employees that we designate must successfully complete any additional or refresher training courses that we may require.

2.2.7 You must sign the standard form of CuraFlo Franchise Agreement that we are then offering to new franchisees (or the standard form that we most recently offered to new franchisees, if we are not then offering to new franchisees) (“Successor Franchise Agreement”) and your Owners (as defined in Section 11.1 must sign a Personal Guarantee (as described in Section 15.4). The terms of the Successor Franchise Agreement for your first successor term will contain the same fees and material business terms as those set forth in this Agreement. The terms of any subsequent Successor Franchise Agreements may contain fees and business terms that are substantially different from the terms of this Agreement. We will modify the Successor Franchise Agreement to delete terms inapplicable to the successor term (such as initial fees and opening deadlines). The Successor Franchise Agreement will contain a general release of any and all claims against us, our affiliates, and our past, present and future officers, directors, shareholders and employees arising out of or relating to your Franchised Business that you must sign.

3        FEES

3.1 Initial Franchise Fee. At the same time that you sign this Agreement, you must pay to us an initial franchise fee in the amount specified in Appendix A. The initial franchise fee is paid in consideration of the rights granted in Section 1 and is fully earned at the time paid. You acknowledge that we have no obligation to refund the initial franchise fee in whole or in part for any reason. However, if we terminate this Agreement based on your Operating Principal’s failure to successfully complete our initial training program, we may, in our sole discretion, refund fifty percent (50%) of the initial franchise fee, less our expenses. As a condition of any such refund, we may require that you and all Owners sign a general release, in the form we prescribe, of any and all claims against us, our affiliates, and our past, present, and future officers, directors, shareholders, and employees.

3.2 Royalty. In addition to all other amounts to be paid by you to us, you must pay to us a semi-monthly nonrefundable and continuing royalty fee (“Royalty”) equal to two and one quarter percent (2.25%) of the Gross Sales of the Franchised Business (as defined in Section 3.4); however, commencing as of the Opening Date (as defined in Section 4.4), you must pay to us a minimum semi-monthly Royalty in the amount of $600. You must calculate and pay the Royalty on the first and fifteenth day of each month based on your Gross Sales for the previous semi-monthly period. The Royalty is non-refundable and is paid in consideration of your right to use the Marks and the System in accordance with this Agreement, and not in exchange for any specific services we render.

3.3 Marketing And Brand Fund Contributions

3.3.1 You must make a nonrefundable semi-monthly contribution to the CuraFlo System Marketing and Brand Fund (“MBF”) in the amount of two and one half percent (2.5%) of the Gross Sales of the Franchised Business at the same time and in the same manner that you pay the Royalty (“MBF Contribution”), however, commencing as of the Opening Date, you must make a minimum MBF Contribution in the amount of $400. Other contract terms relating to the MBF are set forth in Section 8.2 of this Agreement.

3.3.2 If, at the end of each anniversary of the Effective Date (“Anniversary Date”), you have met your local marketing expenditure requirement for that year (as described in Section 8.3) we will refund to you one half of one percent (½%) of your Gross Sales that you contributed to the MBF in that year.

3.4 Gross Sales. “Gross Sales” include all revenue from the sale of all services performed and products sold and all other income of every kind and nature related to the Franchised Business, whether for cash or credit (or other related or similar methods of payment) and regardless of collection in the case of credit, provided, however, that “Gross Sales” do not include any sales taxes or other taxes that you collect from customers and pay directly to the appropriate taxing authority.

3.5 Method Of Payment

3.5.1 You must participate in our then-current electronic funds transfer program, which authorizes us to use a pre-authorized bank draft system. You must furnish to us and your bank all authorizations necessary to effect payment by the methods we specify. Your semi-monthly Royalty and MBF Contribution, and other amounts owed under this Agreement, including any interest charges, must be received by us or credited to our account by pre-authorized bank debit before 5:00 p.m. on the first and the fifteenth day of each month or at other points specified by us (“Due Date”). We reserve the right to modify, at our option, the method by which you must pay the Royalty, MBF Contribution, and other amounts owed under this Agreement upon receipt of written notice from us. You may not, under any circumstances, set off, deduct or otherwise withhold any Royalties, MBF Contributions, interest charges or any other monies payable under this Agreement on grounds of our alleged non-performance of any obligations. No payment by you or acceptance by us of any monies under this Agreement for a lesser amount than due will be treated as anything other than a partial payment on account. Regardless of any designation by you, we may apply your payments to your outstanding obligations in any order we choose.

3.5.2 We reserve the right to require you to use a centralized billing and lockbox service that we may designate. We may require you to establish a direct relationship with a third-party billing system vendor and may require you to process all transactions and Gross Sales of your business through them. If we do so, we will not control the processing of transactions or distribution of proceeds and we assume no responsibility for any errors by the vendor. You acknowledge and agree that, if we designate a centralized billing and lockbox vendor, the vendor will calculate and remit directly to us your Royalties, MBF Contributions, and any other amounts you owe to us based on transactions processed by the vendor.

3.6 Delinquency. If any Royalties, MBF Contributions, or other amounts owed to us are not paid in full by the Due Date, we have the right to charge interest on the overdue amount at the rate of one and one half percent (1.5%) per month (or the maximum rate permitted by applicable law, if less than one and one half percent (1.5%)) from the date such amount was due until paid in full. Unpaid interest charges will compound annually.

3.7 Taxes. You must report and pay when due all local, state, and federal taxes levied or assessed on you or the Franchised Business. If any taxes are imposed on us by reason of our acting as a franchisor or licensing the Marks under this Agreement, you must reimburse us the amount of those taxes within thirty (30) days after receipt of an invoice from us.

3.8 Collection Costs and Expenses. You agree to pay to us on demand any and all costs and expenses incurred by us in enforcing the terms of this Agreement, including, without limitation, collecting any monies owed by you to us. These costs and expenses include, but are not limited to, costs and commissions due a collection agency, reasonable attorneys’ fees (including attorneys’ fees for in-house counsel employed by us or our affiliates and any attorneys’ fees incurred by us in bankruptcy proceedings), costs incurred in creating or replicating reports demonstrating Gross Sales of the Franchised Business, court costs, expert witness fees, discovery costs and reasonable attorneys’ fees and costs on appeal, together with interest charges on all of the foregoing.

4        COMMENCEMENT OF OPERATION

4.1 Site Approval. If we have not approved the Franchised Location as of the Effective Date, then you must, at your sole expense, select the site from within your Territory, obtain our approval of that site and secure a lease for or purchase the site within sixty (60) days after the Effective Date. We will provide you with our site requirements, including requirements for storing vehicles, equipment, and products. You may not make any binding commitments to purchase or lease a site until we have approved the site in writing. You must obtain and maintain all required building, utility, sign, sanitation, business, and other applicable permits and licenses.

4.2 Start-Up and Equipment Packages. You must purchase from us or our designated suppliers certain signs, inventory, marketing materials, and supplies, as detailed in the Manuals (“Start-Up Package”) and certain equipment for use in performing work under the System as specified in the Manuals (“Equipment Package”). Items and/or quantities of any given item in the Start-Up Package and the Equipment Package may change from time to time.

4.3 Right To Commence Operation Of The Franchised Business. You may not open for business or perform work under the System without our prior written approval, which will not be unreasonably withheld. We will not authorize you to commence operation of the Franchised Business unless you have met all of the following conditions:

4.3.1 We have approved the Franchised Location.

4.3.2 You are current on all obligations due to us, including all pre-opening expenses and all fees associated with equipment and products.

4.3.3 You have received all required state and local government certifications, permits, and licenses and provided copies to us.

4.3.4 Your Operating Principal and your Active Owner (as defined in Section 6.9.2), if applicable, have attended and successfully completed the Jump Start Program described in Section 5.1.

4.3.5 Your Operating Principal, Master Plumber, sales person, crew foreman and your employees that we designate have attended and successfully completed our initial training program.

4.3.6 You have purchased and received a Start-Up Package and the Equipment Package.

4.3.7 You have provided us with copies of all insurance policies required by Section 6.14 or other evidence of insurance coverage and payment of premiums as we may reasonably request.

4.3.8 You have completed and received our approval of your Business Plan (as defined in Section 7.3.3).

4.3.9 You have completed and received approval of your Market Introduction Plan for use during the Market Introduction Period (as defined in Section 8.1) and your Annual Marketing Plan (as defined in Section 8.3) for your first year of operation.

4.3.10 You are not in material default under this Agreement or any other agreements with us; you are not in default beyond the applicable cure period under any real estate lease, equipment lease or financing instrument relating to the Franchised Business; and you are not in default beyond the applicable cure period with any vendor or supplier to the Franchised Business.

4.4 Opening Date And Commencement Date. You must open your Franchised Business by completing all of the tasks outlined in Section 4.3 within twenty (20) weeks after the Effective Date (“Opening Date”). You must start to work on your first CuraFlo job within twelve (12) weeks after the Opening Date (“Commencement Date”). Your Opening Date and your Commencement Date are specified in Appendix A. If you do not open your Franchised Business by the Opening Date or start work on your first CuraFlo job by the Commencement Date, and we do not extend the respective deadline, we will have the right to terminate this Agreement under Section 16.2.

5        TRAINING AND COMMERCIAL MARKET CERTIFICATION

5.1 Jump Start Program. Your Operating Principal and your Active Owner must attend our Business and Marketing Jump Start Program (“Jump Start Program”) at our corporate headquarters in Beachwood, Ohio. The Jump Start Program will consist of two (2) days of training related to the creation of your Business Plan (as defined in Section 7.3.3), Market Introduction Plan (as defined in Section 8.1) and Annual Marketing Plan (as defined in Section 8.3). We do not charge a fee for the Jump Start Program; however, you are responsible for any travel expenses, living expenses, wages, and other expenses incurred by your Operating Principal and your Active Owner while attending the Jump Start Program.

5.2 Initial Training Program

5.2.1 Before you begin operating the Franchised Business, your Operating Principal, Master Plumber, sales person and crew foreman must successfully complete our initial training program. The initial training program consists of certification programs for your Operating Principal, Master Plumber, sales person and crew foreman. Your Operating Principal may serve as your Master Plumber or as your sales person. Your Master Plumber may serve as your crew foreman if you only have one (1) crew. We do not charge a fee for these personnel to attend the initial training program, however, you are responsible for any travel expenses, living expenses, wages, and other expenses incurred by your trainees while attending our initial training program.

5.2.2 The initial training program consists of up to fifteen (15) days of classroom instruction which will be held at our corporate headquarters in Beachwood, Ohio and up to fifteen (15) days of field training which may be conducted at a CuraFlo job site anywhere in North America. We have the right to reduce the duration or content of the initial training program for any trainee who has prior experience with our concept or in similar businesses. You may request that we conduct the field training portion of our initial training program at CuraFlo job site in your Territory. If we approve your request, you must pay our then current hourly training fee and the travel, living and other expenses incurred by our training staff.

5.2.3 We have the right to dismiss from the initial training program any person whom we believe will not perform acceptably in the position for which he/she has been hired, and you must provide a suitable replacement within thirty (30) days of dismissal. We alone have the right to judge whether a person has successfully completed training. If you or any of your employees fail to complete the initial training program to our satisfaction, you or they may repeat the course or you may send a substitute to the next available scheduled training program; however, we will have no obligation to extend the Opening Date or the Commencement Date for this purpose. We may charge you our hourly training fee for substitute personnel that you send to the initial training program and for individuals who repeat our training programs. If your Operating Principal fails to complete the initial training program to our satisfaction by the Opening Date, we may terminate this Agreement under Section 16.2.

5.2.4 We may, in our sole discretion, require up to five (5) days of on-site training at your first job depending on the time elapsed between when you complete your field training and when you commence your first job. We reserve the right to charge you our hourly training fee for this on-site training and you must pay the travel, living and other expenses incurred by our training staff.

5.3 Commercial Market Certification. We currently offer three certification levels for the Commercial Market. Pursuant to the initial training program, you and certain of your employees will be certified to perform work under the System at buildings that have less than four (4) stories. Before you may perform or pursue any work under the System at a building that has between four (4) and ten (10) stories, your Master Plumber and your sales person must attend, successfully complete and be certified in our Mid-Level Training Program. Before you may perform or pursue work under the System at a building that has more than ten (10) stories, your Master Plumber and your sales person(s) must attend, successfully complete and be certified in our High-Level Training Program. The Mid-Level Training Program will consist of up to one and one half (1.5) days of classroom instruction at our corporate headquarters in Beachwood, Ohio and up to four (4) days of field training at a CuraFlo job site in North America. The High-Level Training Program will consist of up to one (1) day of classroom instruction at our corporate headquarters in Beachwood, Ohio with no days of field training required. We also may, in our sole discretion, offer these training programs to you at a CuraFlo job site in your Territory. We do not charge a fee for either of these training programs, however, if we travel to your Territory to conduct a training program, you must pay our hourly training fees and the travel, living and other expenses incurred by our training staff.

5.4 Ongoing Training

5.4.1 We may require your Operating Principal, Master Plumber, sales person, crew foreman, training personnel, and/or other previously trained and experienced staff members to attend and complete satisfactorily various re-certification programs and training courses that we periodically choose to provide at the times and locations that we designate, as well as periodic conventions, regional meetings, and conferences that we specify. We may charge reasonable registration or similar fees for these courses.

5.4.2 You understand and agree that any specific ongoing training or advice we provide does not create an obligation (whether by course of dealing or otherwise) to continue to provide such specific training or advice, all of which we may discontinue and modify from time to time.

5.4.3 Your Master Plumber, sales person, crew foreman and all personnel involved in application of the CuraFlo Engineered Flow Lining System must be re-certified to our satisfaction annually by completing the relevant training program in which they have achieved certification. We do not charge a fee for your personnel to attend a re-certification program. Re-certification may be administered, with our approval, under the direction of your Operating Principal and/or your Master Plumber who have successful completed our Train-the-Trainer program (as described in Section 5.7).

5.5 Training Of Replacement Personnel. We require that your replacement personnel satisfactorily complete the initial training program within the time period required by the Manuals after being offered a position. Replacement personnel may: (1) attend the next initial training program offered by us where there is an opening; or (2) be trained by your certified trainers, if any. We reserve the right to charge you our hourly training fees for providing the initial training program to your replacement personnel if the number of replacement personnel that you send to the initial training program in any twelve (12) month period exceeds the national attrition rate for persons holding the same positions as your replacement personnel.

5.6 De-certification Of Personnel. We have the right to de-certify any of your personnel who consistently fail to maintain our System standards. If any of your employees lose their certification, you must send the employee for re-certification at a location designated by us before they may continue performing their job function. We may charge a reasonable training fee to re-certify such employees.

5.7 Training By You. If you wish to train your own personnel, after you have completed the initial training program, your designee (which may be your Operating Principal or your Master Plumber) may attend our Train-the-Trainer program. We do not charge a fee for the Train-the-Trainer program. Each person who successfully completes the Train-the-Trainer program will be certified as a trainer. Certified trainers may, using approved training materials and methods, train and certify your personnel. Each certified trainer must be recertified annually by successfully completing our Train-the-Trainer program.

5.8 Training Materials And Methods. All training materials that we provide to you remain our property. Except for the initial training program, we have the right to provide training programs in person, on tape, via the Internet or company intranet, in printed or electronic format, or by other means, as we determine. We may periodically upgrade our training programs, content, and training materials. If we do so, you must use our revised training programs and materials when training your employees.

5.9 Expenses. You are responsible for any travel expenses, living expenses, wages, and other expenses incurred by you and your trainees while attending our training programs.

6        OPERATIONS

6.1 Compliance With Standards. You agree to comply with all mandatory specifications and procedures set forth from time to time in the Manuals. You acknowledge that the accounting practices, record keeping, software, services and operation of your Franchised Business are important to us and our other franchisees. However, you acknowledge that we have the right to vary our standards and specifications, in our reasonable judgment, to accommodate circumstances of individual franchisees.

6.2 Products And Services You May Offer. You may offer customers only the products and services for which you have the proper certification and that we have expressly authorized to be offered by Franchised Businesses, as specified in the Manuals from time to time. We may change the authorized products and services (other than the core service of pipe lining) at our discretion, and we may designate specific products or services as optional or mandatory. You must offer all mandatory products and services unless prohibited by local laws or regulations or we approve otherwise in writing. You acknowledge that we may approve some services for certain franchisees and not others based on legitimate business reasons. You must cease selling or offering for sale any products or services that we disapprove or revoke approval of within thirty (30) days of receiving notice or immediately if the product or service poses a threat to health or safety.

6.3 Sourcing of Epoxy; Minimum Purchases. You must purchase our proprietary epoxy (which may be CuraPoxy or another proprietary epoxy designated by us) from us, our affiliates or our designated suppliers to use in your Franchised Business. You may not re-sell our epoxies or use them for any purpose other than your application of the CuraFlo Engineered Flow Lining System. You may not use any other epoxy, other than the proprietary epoxies that you purchase from us, our affiliates or our designated suppliers in your Franchised Business. We and our affiliates may earn income on sales of epoxy to you. We will notify you at the beginning of each year of the average System purchases of epoxy for the prior year. Beginning with the third year of the Term, during any rolling ninety (90) day period, your purchases of epoxy must exceed eighty percent (80%) of the average purchases of epoxy per population/household/ equipment set by all franchisees in the System.

If you fail to purchase the minimum amount of epoxy required during any rolling ninety (90) day period, we may place you in default of this Agreement and you will have sixty (60) days to cure your default. We have sole discretion regarding the enforcement of this provision. If you fail to purchase the minimum amount of epoxy required during any rolling ninety-day period, we may place you in default of this Agreement and you will have sixty days to cure your default. If your epoxy purchases continue to be less than the required standard for one-hundred and eighty (180) consecutive days, or if they fall below the standard in any two (2) non-consecutive ninety (90) day periods during any twelve (12) month time frame, you will be required to meet with us in person, at your expense, to review your Business Plan, Annual Marketing Plan and any other relevant information. Within thirty (30) days following this meeting, we will determine and notify you of an acceptable course of action to remedy the performance shortfall. If you fail to comply with the specified course of action in the time frame set forth in the notice, we may, in our sole discretion, place you in default of this Agreement and you will have a period of sixty (60) days in which to cure your default.

6.4 Sourcing of Other Equipment and Supplies

6.4.1 We may require that other products, supplies, equipment, and services that you purchase for use in your Franchised Business: (1) meet specifications that we establish from time to time; (2) be purchased only from suppliers that we have expressly approved; and/or (3) be purchased only from a single source (which may include us or our affiliates or a buying cooperative organized by us). To the extent that we establish specifications, require approval of suppliers, or designate specific suppliers for particular items, we will publish our requirements in the Manuals.

6.4.2 We and our affiliates may earn income on direct sales of equipment, products and services to you. We may negotiate purchasing arrangements under which suppliers agree to make equipment, products and services available to Franchised Businesses. If we or our affiliates receive any rebates, commissions or other payments from third-party suppliers based on your purchases from them, we will, in our sole discretion, contribute the rebates, commissions or other payments to the MBF or pay you your pro rata share of such rebates, commissions or other payments based on your purchases from those third-party suppliers.

6.4.3 If you would like to offer products or services that we have not approved or purchase from a supplier that we have not approved, you must submit a written request for approval. We have the right to inspect the proposed supplier’s facilities and to test samples of the proposed product(s) and service(s). You agree to pay to us an amount not to exceed the reasonable cost of the inspection and our actual cost of testing the proposed product(s) or service(s) or evaluating the proposed supplier, including personnel and travel costs, whether or not the product, service or supplier is approved. We will notify you in writing within the time period specified in the Manuals after our receipt of your request as to whether we have approved the new product, service or supplier. You may not use a new product, service or supplier without or prior written approval. We have the right to grant, deny, or revoke approval of products, services, and suppliers based solely on our judgment. Approval of a supplier may be conditioned on requirements relating to the frequency of delivery, reporting capabilities, standards of service, including prompt attention to complaints, or other criteria, and may be temporary pending a further evaluation of the supplier by us.

6.4.4 We reserve the right to reinspect the facilities and products of any approved supplier and to revoke approval upon the supplier’s failure to meet any of our then-current criteria. If you receive a notice of revocation of approval, you agree to cease purchasing products from the disapproved supplier and, in the case of revocation based on failure of products to meet our standards, you agree to dispose of your remaining inventory of the disapproved supplier’s products as we direct.

6.5 Testing. We have the right to require you, from time to time, to participate in the testing of equipment, services, products, or application processes at your own expense. When conducting these test programs, you must cooperate with us and comply with our procedures as set forth in the Manuals, including your obligation to keep appropriate records and report their results to us.

6.6 Your Development Of System Improvements. If you develop any new product, equipment, service, application process, or improvement relating to the System whether or not as part of testing conducted by us (“Improvement”), you must promptly notify us and provide us with all information regarding the Improvement, which will become our property and may, in our sole discretion, be incorporated into the System without any payment to you. You promptly must take all actions deemed necessary or desirable by us to vest in us ownership of such Improvement. You may not use any Improvement in your Franchised Business until it has been approved by us for use in the System.

6.7 Image Standards. You must keep the vehicles, uniforms, signs, and equipment used in the Franchised Business in the highest degree of cleanliness, orderliness, sanitation and repair in accordance with our standards and specifications as set forth in the Manuals.

6.8 Reservations System. We reserve the right to require you to use an online reservations system for scheduling appointments (“Reservations System”). We may require you to pay us a monthly service fee to maintain the Reservations System, unless we waive the requirement for you to participate. If the Reservations System is implemented, we reserve the right to modify or disband it at any time. We will refer Leads generated from the Reservations System to you as described in Section 6.10.

6.9 Management and Personnel

6.9.1 You must appoint a single representative from your equity holders as your Operating Principal. The Operating Principal must have a ten percent (10%) or greater ownership interest in you, must complete our initial training program and any other training programs that we require, and must have the power to bind you in all dealings with us. The Franchised Business must at all times be under the personal supervision of the Operating Principal. You may not permit any other person to operate, manage, direct or control the Franchised Business without our prior written consent. We have the right to rely on any statement, agreement, or representation by the Operating Principal regardless of any conflict with your governing documents. You may not change the Operating Principal without our prior approval. If the Operating Principal no longer qualifies as such, you must designate another qualified person to act as the Operating Principal and enroll that person in our initial training program within thirty (30) days after the date the prior Operating Principal ceases to be qualified.

6.9.2 If one of your Owners (who is not serving as the Operating Principal) will play an active day-to-day role in the business planning and management of the Franchised Business, then you must designate that Owner as an “Active Owner”. Your Active Owner must attend the Jump Start Program as described in Section 5.1.

6.9.3 You must at all times employ at least one (1) plumber who has completed our initial training program and who is certified to the highest standards in the state in which your Territory is located (“Master Plumber”). If, at any time, you fail to employ at least one (1) Master Plumber, you must within 30 (thirty) days (from the date on which you do not have at least one (1) Master Plumber) hire and enroll a replacement Master Plumber in our initial training program.

6.9.4 You must employ and operate at least the number of work crews that we specify in the Manuals from time to time based on the size of your Territory. Each crew must be supervised by your Master Plumber or by a crew foreman working under the supervision of your Master Plumber. If you fail to employ and operate the required number of crews, we have the right to place you in default of this Agreement and, if you do not hire the required number of crew members within thirty (30) days of your receipt of our notice of default, we may, in our sole discretion, reduce the size of your Territory. We require your Master Plumber, crew foreman and all crew members to be certified by us or a certified trainer for specific functions within the Franchised Business; if any crew members or sales personnel are de-certified, we may require them to complete additional training to regain certification. Each crew member must wear a uniform and otherwise identify themselves with the Marks at all times while on a job for the Franchised Business and must de-identify completely when performing work for others.

6.9.5 You have sole responsibility for all employment decisions and functions related to your Franchised Business, including hiring, firing, compensation, benefits, work hours, work rules, record-keeping, supervision, and discipline of employees. You must take such steps as are necessary to ensure that your employees preserve good customer relations; render competent, prompt, courteous, and knowledgeable service; and meet any minimum standards that we may establish from time to time in the Manuals.

6.10 Lead Generation. We may solicit “Leads” by any means whatsoever, including but not limited to our website, direct mail or catalogs, media advertising, and displays at trade shows or other existing businesses within the Territory. “Lead” means the name, address and telephone number of any prospective customer for pipe lining and maintenance services to be performed at a location in the Territory. We have the right to negotiate and enter into arrangements for local, regional and national Lead-generation programs upon such terms and conditions as we deem appropriate. Unless the prospective customer requests referral to a specific CuraFlo Business, we will refer the Lead to you if the job would be performed in your Territory. We may require you to use a lead tracking and customer manager program in order to receive and/or manage your Leads. If you are unable to service the Lead within a reasonable time, as provided for in our Manuals, we have the right to refer the Lead to another CuraFlo Business.

6.11 Warranty. You are required to offer to customers a warranty on all products and services rendered by your Franchised Business as specified in the Manuals.

6.12 National Accounts. You acknowledge that our negotiation of national account arrangements (“National Accounts”), including rates and services to be performed, enhances the potential value of the System and inures to your benefit, our benefit, and the benefit of other CuraFlo franchisees. Accordingly, we reserve the right to establish and administer a National Accounts program for the System. If we establish a National Accounts program, you will have the opportunity to participate in the program and to service National Accounts customers in your Territory on our behalf and in accordance with the pricing and other terms negotiated between CuraFlo and the National Accounts customer. The details of any National Accounts program that we establish will be set forth in the Manuals and you will need to sign a National Accounts Agreement with us. You will have the right to decline to participate, or terminate your participation, in the National Accounts program at any time by giving us prior written notice as required by the National Accounts Agreement. If you decline to participate in the National Accounts program or if you or we terminate your participation in the National Accounts program, we will have the right to service and/or authorize others to service National Accounts customers in your Territory without providing any compensation to you. We have no obligation to readmit you into the National Accounts program or to transfer any National Accounts customer to you if you are subsequently willing and able to provide service to a National Accounts customer within your Territory.

6.13 Compliance With Laws. You agree to operate the Franchised Business in full compliance with all applicable municipal, county, state and federal laws, rules, regulations and ordinances. You have sole responsibility for compliance despite any information or advice that we may provide.

6.14 Insurance. You shall be responsible for all loss or damage arising from or related to your operation of the Franchised Business, and for all demands or claims with respect to any loss, liability, personal injury, death, property damage, or expense whatsoever in connection with the operation of the Franchised Business. You shall maintain in full force and effect throughout the Term that insurance which you determine is necessary or appropriate for liabilities caused by or occurring in connection with the operation of the Franchised Business, which shall include, at a minimum, insurance policies of the kinds, and in the amounts, required by the Manuals. The insurance policy or policies must be in effect before you commence operation of the Franchised Business. The insurance policy or policies must protect you, us, and our respective past, present and future officers, directors, owners, employees, servants, representatives, consultants, attorneys, and agents. We must be named as an additional insured in the policy or policies (statutory policies excepted). All policies shall be written by insurers acceptable to us and must provide primary coverage without right of contribution by any insurance carried by us and a waiver of subrogation in favor of us. We may require additional types of coverage or increase the required minimum amount of coverage upon reasonable notice. Your obligation to obtain coverage is not limited in any way by insurance that we maintain. Upon our request or as specified in the Manuals, you must provide us with certificates of insurance evidencing the required coverage. Your insurer(s) must commit not to cancel or amend the policy or policies without at least thirty (30) days’ prior written notice to us. If you fail to obtain and maintain insurance coverage as required by this Agreement, we have the right, but not the obligation, to obtain the required insurance on your behalf and to charge you for the cost of the insurance plus a reasonable fee for our services in procuring the insurance.

6.15 Public And Media Relations. You agree that you will not issue any press or other media releases or other communication without our prior written approval. This includes television, newspaper and trade publication interviews. As a franchisee of the System, you may only participate in internal and external communications activities that create goodwill, enhance our public image and build the CuraFlo brand.

7        COMMUNICATIONS, BUSINESS RECORDS, AND REPORTING

7.1 Computer System And Communications Links. You must obtain, install and use, at your expense, the hardware, software, on-line services and communications links that we specify from time to time. You agree to: (1) maintain on the computer system only the financial and operating data specified in the Manuals; (2) transmit data to us in the form and at the times required by the Manuals; (3) maintain the computer system in good working order at your own expense; (4) replace or upgrade the computer system, software, and communications links as we require (but not more than once a year); (5) install high speed Internet and/or communications connections; (6) ensure that your employees are adequately trained in the use of the computer system and our related policies and procedures; and (7) use any proprietary software and other proprietary materials that we provide to you in connection with the operation of the Franchised Business and if we so require, execute a licensing agreement and/or help desk services agreement and pay to us a reasonable fee for the use of such proprietary software and related help/desk services. You acknowledge that computer designs and functions change periodically and that we may desire to make substantial modifications to our computer specifications or to require installation of entirely different systems during the Term.

7.2 Business Records. You must keep complete and accurate books, records and accounts of all business conducted under this Agreement, in the form and manner prescribed in the Manuals, which may include a prescribed chart of accounts and/or use of a designated accounting program or platform. You must preserve all of your books and records in at least electronic form for seven (7) years from the date of preparation.

7.3 Reports and Financial Statements

7.3.1 By the fifth (5th) day of each month, you must submit to us, in writing, by electronic mail or such other form or method as we may designate, a Detailed Invoicing Report, setting forth the details, as specified in the Manuals, of each invoice that you issued in the preceding month and any other data or information as we may require.

7.3.2 You must, at your expense, submit to us, in the form prescribed by us, a monthly profit and loss statement and balance sheet (both of which may be unaudited) within fifteen (15) days after the end of each month. We will have the right, to be exercised in our sole discretion, to require that you provide us profit and loss statements and balance sheets, or other reports and information relating to the Franchised Business, at other times that we request. You or your treasurer or chief financial officer must sign each statement and balance sheet, attesting that it is correct and complete and uses accounting principles applied on a consistent basis that accurately and completely reflect your financial condition. If, in our reasonable judgment, your monthly reports are deficient in substance or presentation, we may require that you submit to us year end financial statements prepared by an independent accountant and/or federal tax returns.

7.3.3 You must, prior to the Opening Date, prepare and submit to us a three (3) year business plan (“Business Plan”) outlining the actions that you will take to ensure that your operation and management of the Franchised Business are in compliance with our standards. During the term of this Agreement, you agree to revise the Business Plan annually or as required by us in the Manuals and you further agree to implement those Business Plans as approved by us. We will provide to you a template to use in preparing your Business Plan (and your Annual Marketing Plan as described in Section 8.3) and we will offer you consultation an advice in preparing your Business Plan.

7.4 Inspections. We have the right at any time: (1) to conduct inspections of the Franchised Business; (2) to interview your employees and members; and (3) to combine the inspection with a review of your business records or a financial examination or audit as provided in Section 7.5. You must cooperate with the inspections by giving our representatives unrestricted access and rendering such assistance as our representatives may reasonably request. If we notify you of any deficiencies after the inspection, you must promptly take steps to correct them. If you fail to correct any deficiencies within a reasonable time, we have the right to correct the deficiencies and to invoice you for our services.

7.5 Examination And Audit Rights

7.5.1 We have the right, both during and after the Term: (1) to inspect and copy your business records, your federal, state and local tax returns, and any other forms, reports, information or data that we may reasonably designate; and (2) to conduct a financial examination or audit of the Franchised Business. We or our designee may inspect business records at any time, however, we will provide you ten (10) days written notice before conducting an in-person financial examination or audit. We (or our designee) may conduct the examination or audit at our offices or those of a third-party, in which case we may require you to assemble your records in a central location and/or to send us your records.

7.5.2 If the examination or audit reveals an understatement of Gross Sales, you must immediately pay to us any Royalties, MBF Contributions, or other amounts owing, plus interest as provided in Section 3.6. If Gross Sales have been understated by more than two percent (2%) for the period covered by the examination or audit, you must also: (1) reimburse us for the full reasonable cost of the examination or audit, including travel, lodging, meals, and wages of our representatives and the legal and accounting fees of any attorneys or independent accountants we use for the examination or audit; and (2) at our request, thereafter provide us with periodic audited financial statements. If Gross Sales are understated by more than five percent (5%) or more for any audited period of one (1) month or longer, we have the right to terminate this Agreement with no opportunity for cure. The foregoing remedies are in addition to any other remedies and rights available to us under this Agreement or applicable law.

7.6 Franchisee Advisory Committee. We reserve the right to create a franchisee advisory committee (“FAC”). You will be required to participate in any communication programs developed by the FAC. You must participate, at your sole cost, in the FAC if you are elected or appointed as a committee member. You may be required to pay a fee for, or contribute to, the FAC in an amount determined by the FAC.

8        MARKETING

8.1 Market Introduction Program. You must conduct initial marketing for the Franchised Business for a three (3) month period beginning up to two (2) weeks prior to and not later than the Opening Date (“Market Introduction Period”). We will provide to you a recommended market introduction plan template for use during the Market Introduction Period (“Market Introduction Plan”) and approved advertising and promotional materials for the Franchised Business (“Market Introduction Program”). You may modify the Market Introduction Program to meet your local market needs. In addition to the Marketing Kickoff meeting (which is included in our initial training program), we will provide to you an additional two (2) hours of consultation in the development and customization of your Market Introduction Plan. This may include determining the appropriate media mix and associated costs and appropriate messaging. If requested or required, we may also refer you to a preferred vendor or advertising agency to assist you with your local market needs. You must pay all invoices charged by the preferred vendor or advertising agency. We must review and approve in writing the Market Introduction Plan for your Franchised Business, including total expenditures. You will be required to spend at least $15,000, but no more than $35,000, under your Market Introduction Plan. In certain circumstances, you may nonetheless want to spend more than this amount. At our request, you must submit appropriate documentation to verify compliance with your expenditure obligation under the Market Introduction Plan.

8.2 Marketing And Brand Fund

8.2.1 You must make periodic contributions to the MBF as provided in Section 3.3. Although we may solicit input from franchisees, we have the final decision as to all operations and expenditures of the MBF. We may use your contributions and any earnings on the MBF for any costs associated with advertising (media and production), marketing, public relations programs and materials, booths and materials for plumbing and other building and construction related industries’ trade shows (including reasonable cost of staff attendance at trade shows), and/or promotional programs and materials, and any other activities we believe would benefit the System and/or CuraFlo Businesses generally, including advertising campaigns in various media; creation and maintenance of the web site; direct mail advertising; market research, including secret shoppers, customer satisfaction surveys, and branding studies; employing advertising and/or public relations agencies; purchasing promotional items; conducting and administering promotions and public relations events; the call center; and providing promotional and other marketing materials and services to our franchisees.

8.2.2 We have the right to direct all marketing programs, with the final decision over creative concepts, materials and media used in the programs and their placement. We will not use the MBF for anything whose sole purpose is the marketing of franchises, however, you acknowledge that the CuraFlo web site, public relations activities, community involvement activities and other activities supported by the MBF may contain information about franchising opportunities. We do not guarantee that you will benefit from the MBF in proportion to your MBF Contributions. You understand and acknowledge that your MBF Contributions may be used to enhance the recognition of CuraFlo products and services that you are not certified to offer or sell. You further understand and acknowledge that CuraFlo franchisees outside of the Commercial Market and CuraFlo dealerships may also contribute to and benefit from the MBF. If we or our affiliates operate any CuraFlo Businesses, we will contribute to the MBF a percentage of the receipts of those businesses, on the same basis as comparable franchisees. If we reduce the MBF Contribution rate for franchisees, we will reduce the contribution rate for company-owned CuraFlo Businesses by the same amount.

8.2.3 We will separately account for payments to the MBF but we are not required to segregate MBF funds from our other monies. We will not use any contributions to the MBF to defray our general operating expenses, except for reasonable administrative costs and overhead we incur in activities reasonably related to the administration of the MBF or the management of MBF-supported programs (including salaries of our personnel who devote time to MBF activities and retainers and fees for outside agencies). Any sales and other materials produced with MBF monies will be made available to you at a reasonable cost, and the proceeds of such sales will also be deposited in the MBF account. We will prepare an unaudited statement of contributions and expenditures for the MBF and provide it to all CuraFlo franchisees within sixty (60) days after the close of our fiscal year. We will have the right at any time to dissolve the MBF. If we dissolve the MBF, we will either expend all monies in the MBF or rebate contributions on a pro-rata basis based on your contributions.

8.2.4 You understand and acknowledge that the MBF is intended to enhance recognition of the Marks and patronage of CuraFlo Businesses. We will endeavor to utilize the MBF to develop advertising and marketing materials and programs, and to place advertising that will benefit the System and all CuraFlo Businesses contributing to the MBF. However, you agree that we are not liable to you and you forever covenant not to sue and hold us harmless of any liability or obligation to ensure that expenditures by the MBF in or affecting any geographic area are proportionate or equivalent to the contributions to the MBF by CuraFlo Businesses operating in that geographic area, or that any CuraFlo Business will benefit directly or in proportion to its contribution to the MBF from the development of advertising and marketing materials or the placement of advertising. Except as expressly provided in this Section 8.2, neither we nor our designee assumes any direct or indirect liability to you with respect to the maintenance, direction or administration of the MBF.

8.3 Local Marketing. Following the expiration of your Market Introduction Period, you must spend an amount designated by us annually for local marketing of the Franchised Business (“Local Marketing Expenditure”). Your Local Marketing Expenditure will not exceed 3% of your annual Gross Sales, however, at a minimum, you must spend at least $15,000 annually. You must submit your first annual marketing plan and spending budget (“Annual Marketing Plan”) for our approval within thirty (30) days after you sign this Agreement. Thereafter, you must submit your Annual Marketing Plan for our approval at least thirty (30) days prior to the Anniversary Date and you agree to implement the Plan as approved by us. We will provide to you a template to use in preparing your Annual Marketing Plan. We may require you to travel to our corporate headquarters for an annual meeting to review and discuss your Annual Marketing Plan, which shall not exceed two (2) business days. If, at the end of each anniversary year, you have met your Local Marketing Expenditure requirement for that year, we will refund to you one half of one percent (½%) of your Gross Sales that you contributed to the MBF in that year. Your Local Marketing Expenditure obligation is in addition to your Market Introduction Program and MBF Contribution obligations. Upon our request, you must submit appropriate documentation to verify compliance with the minimum spending obligation. We have the right to designate from time to time the types of expenditures that will or will not count toward the minimum spending requirement. We have the right periodically to change your required Local Marketing Expenditure on reasonable notice, provided that the required expenditure will not exceed the then-current expenditure required of all Commercial Market CuraFlo franchisees.

8.4 Approval Of Advertising

8.4.1 You agree to conduct all advertising in a dignified manner and to conform to the standards and requirements we specify from time to time in the Manuals or other written materials. In no event will your advertising or marketing materials contain any statement or material that, in our sole discretion, may be considered: (1) in bad taste or offensive to the public or to any group of persons; (2) defamatory of any person or an attack on any competitor; (3) to infringe upon the use, without permission, of any other persons’ trade name, trademark, service mark or identification; or (4) inconsistent with the public image of the System or the Marks. We may require you to discontinue the use of any advertising or marketing materials.

8.4.2 We will make available for purchase from us or vendors we designate approved advertising and promotional materials and public relations programs, including signs, posters, collaterals, letterhead, business cards, etc. All of your advertising and promotional materials must bear the Marks in the form, color, location, and manner that we prescribe. We will have the final decision on all creative development of advertising and promotional messages. You must submit to us in writing for our prior approval all sales promotion and advertising materials that have not been prepared by or previously approved by us. If you do not receive our written approval within the time period specified in the Manuals, the material is deemed disapproved. We may require you to discontinue the use of any advertising or marketing materials.

8.5 Call Center. You must promote our 1-888-4CuraFlo phone number (“Call Center”) by using it on your CuraFlo vehicles, stationery, business cards and other advertising materials as required by the Manuals. We will use the Call Center to receive telephone calls and notify you of Leads in your Territory.

8.6 Website. We will host and maintain an independent website for your Franchised Business at an Internet address that we specify. We will provide and maintain this website using a standard template. You must pay our Website Setup Fee in the amount of $2,500 for the initial setup of your website, which includes our standard website template and content population using existing content or content that you provide. However, if you request or it becomes necessary to substantially modify or create customized script or content for your website, you must pay our then-current hourly fee to do so. Your website must be finalized before the Opening Date. As specified in the Manuals, we also provide up to twelve (12) hours per year of periodic maintenance to your website at no charge. Periodic maintenance includes additions, deletions or edits to your website content. However if you request or it becomes necessary to conduct additional periodic maintenance to your website, then you must pay our then-current hourly fee for this service. You agree not to promote, offer or sell any products or services, or to use any of the Marks, relating to the Franchised Business through any other Internet website or any future technological avenues without our prior written consent. You must submit any proposed changes to your website to us for our review and approval. If we have not approved your proposed changes within the time period specified in the Manuals, we will be deemed to have denied the changes.

9        MARKS

9.1 Your Right To Use The Marks. Your right to use the Marks applies only to the operation of the Franchised Business and in advertising the Franchised Business. During the Term and after its expiration or termination, you agree to not directly or indirectly contest, or aid in contesting, the validity or ownership of the Marks or take any action detrimental to our rights in the Marks.

9.2 Your Acknowledgments. You acknowledge that: (1) the Marks serve to identify the CuraFlo products and services, the System and CuraFlo Businesses; (2) your use of the Marks under this Agreement does not give you any ownership interest in them; and (3) all goodwill associated with and identified by the Marks inures exclusively to our benefit and is our property. Upon the expiration or termination of this Agreement, no monetary amount will be attributable to goodwill associated with your activities as a franchisee under this Agreement.

9.3 Limitations On Use Of The Marks. You agree:

9.3.1 To use only the Marks we designate, and only in the manner we authorize;

9.3.2 To use the Marks only for the operation of the Franchised Business and in advertising the Franchised Business;

9.3.3 To operate and advertise the Franchised Business only under the name CURAFLO without prefix or suffix;

9.3.4 To ensure that the Marks bear the “®”, “™”, or “SM” symbol, as we prescribe from time to time;

9.3.5 To permit us or our representatives to inspect your operations to assure that you are properly using the Marks;

9.3.6 To use the Marks to promote and to offer for sale only the products and services that we have approved, and not use any Marks in association with the products or services of others;

9.3.7 Not to use or permit the use or display of the Marks as part of any Internet domain name or website without our prior written consent;

9.3.8 To submit to us, for our approval, the assumed or trade name (the “DBA”) you intend to use in the operation of the Franchised Business prior to filing for it as required by local laws. We may approve or not approve such DBA at our discretion. All filings or affidavits, following your receipt from us of an approved DBA, must state that the filing or affidavit is made as “a franchisee of CuraFlo Franchising Inc.”

9.3.9 Not to use the Marks to incur any obligation or indebtedness on our behalf; and

9.3.10 Not to use CuraFlo, Cura, Flo, or any of the Marks as part of your corporate or legal name, URL, domain name or phone number without our prior written consent.

9.4 Changes To The Marks. We have the right, upon reasonable notice, to change, discontinue, or substitute for any of the Marks and to adopt new Marks for use with the System without any liability for any diminishment of the System. You agree to implement any such change at your own expense within the time that we reasonably specify.

9.5 Third-Party Challenges. You agree to notify us promptly of any unauthorized use of the Marks that you suspect or of which you have knowledge. You also agree to inform us promptly of any challenge by any person or entity to the validity of our ownership of or our right to license others to use any of the Marks. You acknowledge and agree that we have the right, but not the obligation, to initiate, direct and control any litigation or administrative proceeding relating to the Marks, including, but not limited to, any settlement. You agree to sign all documents and, render any other assistance we may deem necessary to the defense or prosecution of any such proceeding.

10       MANUALS

We will furnish you with one copy of, or electronic access to, the Manuals, on loan, for as long as this Agreement or a Successor Franchise Agreement remains in effect. The Manuals contain detailed standards, specifications, instructions, forms, reports and procedures for management and operation of the Franchised Business. You acknowledge that we own the copyright in the Manuals and that your copies of the Manuals remain our property. You agree to treat the Manuals, training materials, and any other manuals or materials created or approved by us for use with the System as secret and confidential. You agree not to copy, duplicate, record or otherwise reproduce the Manuals or other materials provided by us, in whole or in part. In addition, you agree not to make any confidential information or materials supplied by us available to any unauthorized person. You must use the forms and reports contained in the Manuals for conducting business and reporting to us. We have the right to amend and supplement the Manuals from time to time by letter, electronic mail, bulletin, videotapes, audio tapes, CDs, DVDs, software or other forms of communication. You agree to keep your copy of the Manuals up-to-date and to comply with each new or changed standard promptly upon receipt of notice from us. If a dispute develops relating to the contents of the Manuals, our copy of the Manuals maintained at our headquarters controls. You agree to operate the Franchised Business at all times in strict conformity with the Manuals.

11       YOUR ORGANIZATION

11.1 Governing Documents. You must form a corporation or a limited liability company (“Business Entity”) to operate the Franchised Business and sign this Agreement. Your governing documents must provide that your activities are limited exclusively to the operation of the Franchised Business and other businesses operated by you that are franchised by us or our affiliates and that no transfer of an ownership interest may be made except in accordance with Section 13 of this Agreement. Any securities that you issue must bear a conspicuous printed legend to that effect. You must furnish us with a list of all direct or indirect holders of a legal or beneficial interest in you of five percent (5%) or more (“Owners”) and their percentage interests, as well as copies of your governing documents (and any amendments thereto) and any other corporate documents, books or records that we may request. Your Owners and their respective equity interests as of the Effective Date are identified in Exhibit A.

11.2 Execution Of Personal Guarantee By Owners. All of your Owners must jointly and severally personally guarantee your payment and performance under this Agreement and any other agreements or arrangements between you and us, our affiliates and our successors and assigns and must personally bind themselves to the terms of this Agreement and any other agreements or arrangements between you and us, our affiliates and our successors and assigns pursuant to the Personal Guarantee attached to this Agreement. Notwithstanding the foregoing, we reserve the right, in our sole discretion, to waive the requirement that some or all of these individuals sign the attached Personal Guarantee. We reserve the right to require any guarantor to provide personal financial statements to us from time to time.

12       TRANSFERS BY US

We have the unrestricted right to transfer or assign all or any part of our interest in this Agreement to any person or legal entity without your consent. You agree that we will have no liability after the effective date of transfer or assignment for the performance of, or for any failure to perform, any obligations we have transferred. We also have the absolute right to delegate to others the performance of any of our duties, obligations, or benefits under this Agreement.

13       TRANSFERS BY YOU

13.1 Definition Of Transfer

In this Agreement, “Transfer” as a verb means to sell, assign, transfer, convey, give away, pledge, mortgage or otherwise encumber, either voluntarily or by operation of law (such as through divorce or bankruptcy proceedings), any interest in this Agreement, in the assets of the Franchised Business or your ownership interests. “Transfer” as a noun means any such sale, assignment, etc.

13.2 No Transfer Without Our Consent

You acknowledge that this Agreement is personal to you and we have selected you as a franchisee based on our reliance on your (or your Owners’) character, skill, aptitude and business and financial capacity. Neither you nor any of the Owners may make any Transfer or permit any Transfer to occur without obtaining our prior written consent. We have sole and absolute discretion to withhold our consent to a Transfer, except as otherwise provided in Sections 13.3 through 13.7. We have the right to communicate with and counsel both you and the proposed transferee on any aspect of a proposed Transfer. No Transfer that requires our consent may be completed until at least sixty (60) days after we receive written notice of the proposed Transfer. You agree to provide any information and documentation relating to the proposed Transfer that we reasonably require. Unless otherwise agreed, we do not waive any claims against the transferring party if we approve the Transfer.

13.3 Transfer Of Entire Business. For a proposed Transfer of the Franchised Business, this Agreement or a Transfer of ownership interests that would result in a change of ownership control, the following conditions apply (unless waived by us):

13.3.1 You must:

13.3.1.1 Be in compliance with all obligations to us under this Agreement and any other agreement you have with us, our affiliates, any lenders that have provided financing pursuant to an arrangement with us, and your major suppliers as of the date of the request for our approval of the Transfer, or you must make arrangements satisfactory to us to come into compliance by the date of the Transfer.

13.3.1.2 Pay to us a transfer fee equal to $7,500 or such greater amount as is necessary to reimburse us for our reasonable costs and expenses incurred in reviewing and documenting the Transfer, including legal and accounting fees (“Transfer Fee”). However, the Transfer Fee will equal $2,000 if the proposed transferee: (1) has been an employee of CuraFlo or a CuraFlo franchisee for at least five (5) years; or (2) has been a CuraFlo franchisee for at least three (3) years and is in compliance with all obligations to us and our affiliates; or (3) is your spouse or adult son or daughter.

13.3.2 The proposed transferee must:

13.3.2.1 Demonstrate to our satisfaction that he or she meets all of our then-current qualifications to become a CuraFlo franchisee.

13.3.2.2 Sign our then-current standard form of Franchise Agreement (or the standard form most recently offered to new franchisees, if we are not then offering franchises to new franchisees) for a new initial term. There is no limitation on the extent to which the terms of the new Franchise Agreement may differ from the terms of this Agreement.

13.3.2.3 Successfully complete our then-current training requirements and pay the then-current fee for training.

13.3.2.4 Obtain all required licenses and permits to operate the Franchised Business.

13.3.2.5 Make arrangements to modernize, upgrade, and conform the Franchised Business, at the transferee’s expense, to our then-current standards and specifications for new CuraFlo Businesses.

13.3.2.6 All owners of a beneficial interest of five percent (5%) or more in the transferee must execute our then-current form of personal guarantee.

13.3.2.7 If the proposed transferee is an existing CuraFlo franchisee, the proposed transferee must not be in default under any agreements with us and must have a good record of customer service and compliance with our operating standards.

13.3.3 You, your Owners, and the transferee must execute a general release, in a form satisfactory to us, of all claims against us and our past, present and future affiliates, officers, directors, shareholders, agents and employees. You and your Owners will remain liable to us for all obligations arising before the effective date of the Transfer.

13.3.4 The price and other proposed terms of the Transfer must not, in our reasonable business judgment, have the effect of negatively impacting the future viability of the Franchised Business.

13.3.5 If the Transfer is a pledge of any interest in this Agreement, the assets of the Franchised Business, or your ownership interests as collateral for a loan to a lender, we may require the execution of inter-creditor agreements.

13.4 Transfer Of Partial Ownership Interest. For any proposal to admit a new Owner, to remove an existing Owner, or to change the distribution of ownership shown on Appendix A, or for any other transaction that amounts to the Transfer of a partial interest in the Franchised Business, you must give us advance notice and submit a copy of all proposed contracts and other information concerning the Transfer that we may request. We will have a reasonable time (not less than thirty (30) days) after we have received all requested information to evaluate the proposed Transfer. We may withhold our consent on any reasonable grounds or give our consent subject to reasonable conditions, which may include (but are not limited to) the conditions in Sections 13.3.1, 13.3.2.1, and 13.3.3. You acknowledge that any proposed new owner must submit a personal application and execute a personal guarantee in the same form signed by the original Owners.

13.5 Transfer Upon Death Or Incapacity. If you or any Owner dies, becomes incapacitated, or enters bankruptcy proceedings, that person’s executor, administrator, personal representative, or trustee must apply to us in writing within six (6) months after the event (death, declaration of incapacity, or filing of a bankruptcy petition) for consent to Transfer the person’s interest. The Transfer will be subject to the provisions of Section 13, as applicable. In addition, if the deceased or incapacitated person is the Operating Principal, we will have the right (but not the obligation) to take over operation of the Franchised Business until the Transfer is completed and to charge a reasonable management fee for our services. For purposes of this Section, “incapacity” means any physical or mental infirmity that will prevent the person from performing his or her obligations under this Agreement (1) for a period of thirty (30) or more consecutive days or (2) for sixty (60) or more total days during a calendar year. In the case of Transfer by bequest or by intestate succession, if the heirs or beneficiaries are unable to meet the conditions of Section 13.3, the executor may transfer the decedent’s interest to another successor that we have approved, subject to all of the terms and conditions for Transfers contained in this Agreement. If an interest is not disposed of under this Section 13.5 within six (6) months after the date of death or appointment of a personal representative or trustee, we may terminate this Agreement under Section 16.2.

13.6 Non-Conforming Transfers. Any purported Transfer that is not in compliance with this Section 13 is null and void and constitutes a material breach of this Agreement, for which we may terminate this Agreement without opportunity to cure. Our consent to a Transfer does not constitute a waiver of any claims that we have against the transferor, nor is it a waiver of our right to demand exact compliance with the terms of this Agreement.

13.7 Our Right Of First Refusal. We have the right, exercisable within thirty (30) days after receipt of the notice specified in Section 13.2, to send written notice to you that we intend to purchase the interest proposed to be Transferred. We may assign our right of first refusal to someone else either before or after we exercise it. However, our right of first refusal will not apply with regard to a Transfer to your spouse or adult son or daughter (including Transfers to your spouse, son, or daughter as a result of death or incapacity as described in Section 13.5).

13.7.1 If the Transfer is proposed to be made pursuant to a sale, we or our designee may purchase the interest proposed to be Transferred on the same economic terms and conditions offered by the third-party. Closing on our purchase must occur within sixty (60) days after the date of our notice to the seller electing to purchase the interest. If we cannot reasonably be expected to furnish the same consideration as the third-party, then we may substitute the reasonable equivalent in cash. If the parties cannot agree within thirty (30) days on the reasonable equivalent in cash, we will designate, at our expense, an independent appraiser and the appraiser’s determination will be final. Any material change in the terms of the offer from a third-party after we have elected not to purchase the seller’s interest will constitute a new offer subject to the same right of first refusal as the third party’s initial offer.

13.7.2 If a Transfer is proposed to be made by gift, we will designate, at our expense, an independent appraiser to determine the fair market value of the interest proposed to be transferred. We may purchase the interest at the fair market value determined by the appraiser. Closing on the purchase will occur within thirty (30) days after our notice to the transferor of the appraiser’s determination of fair market value.

13.7.3 If we elect not to exercise our rights under this Section, the transferor may complete the Transfer after complying with Sections 13.2 through 13.6. Closing of the Transfer must occur within sixty (60) calendar days of our election (or such longer period as applicable law may require); otherwise, the third-party’s offer will be treated as a new offer subject to our right of first refusal. The Transfer is conditional upon our determination that the Transfer was on terms substantially the same as those offered to us. You must provide to us copies of all fully-executed agreements and any other information we request relating to the Transfer.

14       GENERAL RELEASE

You (on behalf of yourself and your parent, subsidiaries and affiliates) and all Owners (collectively, “Releasors”) freely and without any influence forever release and covenant not to sue us, our parent, subsidiaries and affiliates and their respective past and present officers, directors, shareholders, agents and employees, in their corporate and individual capacities, with respect to any and all claims, demands, liabilities and causes of action of whatever kind or nature, whether known or unknown, vested or contingent, suspected or unsuspected (collectively, “claims”), which any Releasor now owns or holds or may at any time have owned or held, including, without limitation, claims arising under federal, state and local laws, rules and ordinances and claims arising out of, or relating to this Agreement and all other agreements between any Releasor and us or our parent, subsidiaries or affiliates, the sale of any franchise to any Releasor, the development and operation of the Franchised Business and the development and operation of all other businesses operated by any Releasor that are franchised by us or our parent, subsidiaries or affiliates.

15       COVENANTS

15.1 Confidential Information. During and after the Term, you may not communicate, divulge or use for any purpose other than the operation of the Franchised Business any confidential information, knowledge, trade secrets or know-how which may be communicated to you or which you may learn by virtue of your relationship with us. You may divulge confidential information only to your professional advisers and to your employees who must have access to the information to operate the Franchised Business. All information, knowledge and know-how relating to us, our business plans, or the System are deemed confidential for purposes of this Agreement, except information that you can demonstrate came to your attention by lawful means prior to our disclosure; or which, at the time of our disclosure to you, had become a part of the public domain. You must require your Operating Principal, Master Plumber, and key employees and any other person or entity to whom you wish to disclose any confidential information to execute agreements that they will maintain the confidentiality of the disclosed information. The agreements must be in a form satisfactory to us and must identify us as a third-party beneficiary with the independent right to enforce the agreements.

15.2 Restrictions During Term. You acknowledge and agree that: (1) pursuant to this Agreement, you will have access to valuable trade secrets, specialized training and confidential information from us and our affiliates regarding the development, operation, management, purchasing, sales and marketing methods and techniques of the System; (2) the System and the opportunities, associations and experience established by us and acquired by you under this Agreement are of substantial and material value; (3) in developing the System, we and our affiliates have made and continue to make substantial investments of time, technical and commercial research, and money; (4) we would be unable to adequately protect the System and its trade secrets and confidential information against unauthorized use or disclosure and would be unable to adequately encourage a free exchange of ideas and information among CuraFlo Businesses if franchisees were permitted to hold interests in competitive businesses; and (5) restrictions on your right to hold interests in, or perform services for, competitive businesses will not hinder your activities. Accordingly, you agree that, during the Term, you will not, without our prior written consent, either directly or indirectly through any other person or entity:

15.2.1 Own, manage, engage in, be employed by, advise, make loans to, consult for, or have any other interest in a Competitive Business. “Competitive Business” means any residential or commercial business offering any pipe installation, maintenance or lining product or service that has the potential to divert CuraFlo customers or prospective customers away from CuraFlo Businesses;

15.2.2 Divert or attempt to divert any business or customer, or potential business or customer, to any Competitive Business; or

15.2.3 Induce any person to leave his or her employment with us.

15.2.4 During the Term, there is no geographical limitation on these restrictions.

15.3 Restrictions After Termination, Expiration Or Transfer. For a period of two (2) years after the expiration or termination of this Agreement or an approved Transfer of the Franchised Business to a new franchisee, you may not, without our prior written consent:

15.3.1 Own, manage, engage in, be employed by, advise, make loans to, consult for, or have any other interest in any Competitive Business within ten (10) miles of your Territory or within ten (10) miles of the Territory of any other CuraFlo Business;

15.3.2 Solicit any individual or company that has been a customer of the Franchised Business within one (1) year prior to the expiration, termination, or Transfer of this Agreement for the purpose of inducing that person or company to become a customer of any Competitive Business; or

15.3.3 Induce any person to leave his or her employment with us.

15.4 Owners And Employees. The Owners personally bind themselves to this Section 15 by signing the attached Personal Guarantee. With respect to the Owners, the time period in Section 15.3. will run from the expiration, termination, or Transfer of this Agreement or from the termination of the Owner’s relationship with you, whichever occurs first. At our request, you must also obtain from your officers, directors, and employees, as we may designate, and furnish to us, executed noncompete and confidentiality agreements in a form acceptable to us.

15.5 Indirect Violations Prohibited. You may not attempt to circumvent the restrictions in this Section 15 by engaging in prohibited activity indirectly through any other person or entity.

15.6 Enforcement. You agree that the existence of any claim you may have against us, whether or not arising from this Agreement, will not constitute a defense to our enforcement of this Section 15. You agree to pay all costs and expenses that we reasonably incur in enforcing this Section 15, including reasonable attorneys’ fees. You acknowledge that a violation of the terms of this Section 15 would result in irreparable injury to us for which no adequate remedy at law may be available. Accordingly, you consent to the issuance of an injunction prohibiting any conduct in violation of the terms of this Section 15. Such injunctive relief will be in addition to any other remedies that we may have.

15.7 Survival. The terms of this Section 15 will survive the termination, expiration, or any Transfer of this Agreement. The parties agree this Section 15 will be construed as independent of any other provision of this Agreement.

16       TERMINATION

16.1 Termination By Us Without Notice. You will be in material default under this Agreement and, to the extent permitted by law, all rights granted by this Agreement will automatically terminate without notice to you if you become insolvent or make an assignment for the benefit of your creditors; if a receiver is appointed for the Franchised Business; if execution is levied against your business assets; or if suit to foreclose any lien or mortgage or bankruptcy is instituted against you and not dismissed within sixty (60) days.

16.2 Termination By Us Without A Cure Period. We may terminate this Agreement by written notice to you, without giving you an opportunity to cure, in any of the following circumstances:

16.2.1 You: (1) make any material misrepresentation in connection with this Agreement, your application to us for the franchise, or during any interview; (2) you submit to us any report or statement that you know or should know to be false or misleading; or (3) you knowingly submit false warranty claims or claims containing information that you know to be false.

16.2.2 Your Operating Principal fails to complete the initial training program to our reasonable satisfaction or fails to receive or maintain required certification.

16.2.3 You fail to open your Franchised Business by the Opening Date specified in Appendix A.

16.2.4 You fail to start work on your first CuraFlo job by the Commencement Date specified in Appendix A.

16.2.5 Your Operating Principal, or any of your Owners, officers or directors is convicted of a felony or any such crime or offense (even if not a crime) that we reasonably believe is likely to harm the reputation of the System, the Marks, or the CuraFlo brand.

16.2.6 Any condition exists with respect to the Franchised Business that, in our reasonable judgment, seriously jeopardizes the health or safety of consumers or employees.

16.2.7 A government action occurs that, in our sole judgment, may adversely impact the System, the Marks, or the CuraFlo brand or may result in an obligation on us which is uneconomical, not in our best interest, or would cause an unintended relationship or obligation.

16.2.8 You refuse to permit, or try to hinder, an inspection of the Franchised Business or of your business records or a financial examination or audit of your books and records or of the Franchised Business as provided in this Agreement.

16.2.9 You conceal revenue, including taking for your own use employee taxes, FICA, insurance or benefits, or any of our property.

16.2.10 You underreport Gross Sales by two percent (2%) or more three (3) times in any thirty-six (36) month period or by five percent (5%) or more for any period.

16.2.11 You interfere with our relations with third parties or our ability to license the System and the Marks or any other System or marks to a third party.

16.2.12 You disclose the contents of the Manuals or other trade secrets or confidential information contrary to Section 15.

16.2.13 Any Transfer occurs that does not comply with Section 13, including a failure to transfer to a qualified successor after death or disability within the time allowed by Section 13.5.

16.2.14 You fail to purchase the minimum amount of epoxy required in Section 6.3 during any rolling ninety (90) day period and fail to cure the default within sixty (60) days.

16.2.15 You remain in default beyond the applicable cure period under: (1) any agreement with us or our affiliates; or (2) any agreement with any vendor or supplier to the Franchised Business.

16.2.16 After curing a default under Section 16.3, you commit the same default within twelve (12) months, whether or not the second default is cured.

16.2.17 You are in default three or more times under Section 16.3 within any eighteen (18) month period, whether or not the defaults are similar and whether or not they are cured.

16.3 Termination By Us Following Expiration Of Cure Period. Except for those items listed in preceding Sections 16.1 or 16.2, you will have thirty (30) days after written notice of default from us within which to remedy the default and provide evidence of that remedy to us. If any such default is not cured within that time, this Agreement shall terminate without further notice to you effective immediately upon expiration of that time, unless we notify you otherwise in writing. Notwithstanding the foregoing, if the default cannot be corrected within thirty (30) days, you shall have such additional time to correct the default as reasonably required (not to exceed ninety (90) days) provided that you begin taking the actions necessary to correct the default during the thirty (30) day cure period and diligently and in good faith pursue those actions to completion. You will be in default under this Section 16.3 for any failure to materially comply with any of the requirements imposed by this Agreement, the Manuals or otherwise in writing, or to carry out the terms of this Agreement in good faith.

16.4 Cross-Default. Any default by you under any other agreement with us will constitute a default under this Agreement, subject to the provisions for notice and cure, if any, as may be applicable to the default under the other agreement.

16.5 Early Termination Damages. If you do not wish to continue to operate the Franchised Business or if you Transfer the Franchised Business to an existing business in which the prospective Transferee does not meet the qualifications for a new CuraFlo franchisee, you may request our consent to an early termination of this Agreement. If we agree to terminate this Agreement on these grounds, you must pay us early termination damages equal to the average monthly Royalty payment that you made for the past twenty-four (24) months multiplied by the lesser of twenty-four (24) months or the number of months remaining in the Term. If you have not operated the Franchised Business for twenty-four (24) months, your early termination damages will be calculated by using your average monthly Royalty payment for the number of months that the Franchised Business has been in operation. You acknowledge that a precise calculation of the full extent of the damages we will incur in the event of the early termination of this Agreement is difficult to determine and that this lump sum payment is reasonable in light of the damages for early termination which we will incur. This lump sum payment will be in addition to all amounts provided above in Section 17.1.4.

17       OBLIGATIONS ON TERMINATION OR EXPIRATION

17.1 Your Obligations

Upon termination or expiration of this Agreement for any reason, unless we direct you otherwise:

17.1.1 All rights and licenses granted to you under this Agreement (including, without limitation, rights to use the System, the Manuals, and the Marks) shall immediately terminate and any right, title, and interest claimed by you to any such matters shall immediately revert to us without further notice or documentation.

17.1.2 You shall immediately cease to operate the Franchised Business and shall not thereafter, directly or indirectly, represent to the public or hold yourself out as a present or former franchisee of the System.

17.1.3 You shall immediately and permanently cease to use, in any manner whatsoever, the System, the Marks, and the Manuals.

17.1.4 You must promptly pay all sums owing to us, our affiliates, any lender that has provided financing to you, and your suppliers under this Agreement or any other agreement with us. Such sums include, but are not limited to, Royalties, MBF Contributions or other fees, damages, expenses, and attorneys’ fees incurred as a result of your default.

17.1.5 You must cease to use in advertising or in any manner the confidential methods, procedures, and techniques associated with the System, including all proprietary processes.

17.1.6 Unless we direct you to maintain your existing signage while we determine if we will exercise our option to purchase under Section 17.5, you must immediately cease to use, by advertising or in any other manner, the names “Cura,” “Flo,” and “CuraFlo,” all other Marks, and all other distinctive forms, slogans, signs, symbols, web sites, domain names, email addresses, and devices associated with the System. If you subsequently begin to operate another business, you must not use any reproduction, counterfeit, copy, or colorable imitation of the Marks in connection with that business that is likely to cause confusion, mistake or deception, or which is likely to dilute our exclusive rights in and to the Marks, nor any trade dress or designation of origin or description or representation that falsely suggests or represents an association or connection with us. Within fifteen (15) calendar days, you must promptly take such action as may be necessary to cancel any DBAs, assumed name registration or equivalent registration, and any domain name registration that contains the name “Cura”, “Flo”, “CuraFlo” or any other Marks.

17.1.7 Unless we direct you to maintain the existing appearance of the Franchised Location and vehicles while we determine if we will exercise our option under Section 17.5, you must make modifications or alterations to the Franchised Location, vehicles, and the Franchised Business immediately upon termination or expiration of this Agreement as necessary to prevent the operation of any business in violation of this Section 17 and any specific additional changes we reasonably request for that purpose. Upon our request, you must return to us, at our cost, any signage that we specify. If you fail to comply with this Section within thirty (30) days following termination or expiration of this Agreement, we have the right to enter the premises, without being guilty of trespass or any other tort, for the purpose of removing signs and any other articles that display the Marks. You agree to reimburse us on demand for our expenses in making such changes.

17.1.8 You must immediately deliver to us the Manuals and all training materials, CD ROMs, DVDs, advertising and promotional materials, records, files, instructions, trade secrets and confidential material, and correspondence in your possession or control that contain confidential information (as described in Section 15.1). You also must uninstall any software that we have provided, and return any copies, equipment, and other property owned by us or our affiliates.

17.1.9 You must execute any agreements that we require for termination.

17.2 Evidence Of Compliance. You shall furnish to us, within thirty (30) days after the effective date of termination or expiration, evidence (certified to be true, correct and complete, by an officer or Owner) satisfactory to us of your compliance with Section 17.1.

17.3 Other Business Operations. You shall not, except with respect to a CuraFlo Business franchised by us or our affiliates that is then open and operating pursuant to an effective Franchise Agreement: (1) operate or do business under any name or in any manner that might tend to give the public the impression that you are connected in any way with us or our affiliates or have any right to use the System or the Marks; (2) make, use or avail yourself of any of the materials or information furnished or disclosed by us or our affiliates under this Agreement or disclose or reveal any such materials or information or any portion thereof to anyone else; or (3) assist anyone not licensed by us or our affiliates to construct, equip, or operate a business substantially similar to a CuraFlo Business.

17.4 Listings. We will have the option, exercisable by written notice within thirty (30) days after the termination or expiration of this Agreement, to take an assignment of all telephone numbers, facsimile numbers, domain names, or other numbers, names and telephone directory listings (collectively, “Listings”) associated with any Mark or the Franchised Business, and you must notify the telephone company, all telephone directory publishers, and all domain name registries and Internet service providers of the termination or expiration of your right to use any Listing associated with the Franchised Business, and authorize and instruct their transfer to us or to a third party, at our direction and/or to instruct the telephone company, domain name registries and Internet service providers to forward all calls, e-mails and electronic communications made to your names, numbers or addresses to names, numbers or addresses we specify. You are not entitled to any compensation from us if we exercise this option.

17.5 Our Option To Purchase. We have the right, exercisable at any time from sixty (60) days before to sixty (60) days after the effective date of the expiration or termination of this Agreement, to purchase any or all equipment or un-opened products used in the Franchised Business. We have the right to set off any payment for the equipment or products against all amounts due to us from you. We will pay you for products at your cost, less a twenty percent (20%) restocking fee, less our shipping costs. We will pay you for equipment the fair market value, less our shipping costs.

17.6 Enforcement. You must pay all damages, costs, and expenses, including, but not limited to, reasonable attorneys’ fees, incurred by us subsequent to the expiration or termination of this Agreement in enforcing Section 16.5, 16.6 or this Section 17.

17.7 Liquidated Damages On Default. If we terminate this Agreement based on your default, you must pay us a lump sum payment (as damages and not as a penalty) for breaching this Agreement in an amount equal to the average monthly Royalty payment, MBF Contribution and epoxy purchases that you made for the past twenty-four (24) months multiplied by the lesser of twenty-four (24) months or the number of months remaining in the Term. If you have not operated the Franchised Business for twenty-four (24) months, your liquidated damages will be calculated by using your average monthly Royalty, MBF Contribution and epoxy purchases for the length of time the Franchised Business has been in operation. You acknowledge that a precise calculation of the full extent of the damages we will incur in the event of termination of this Agreement as a result of your default is difficult to determine and that this lump sum payment is reasonable in light of the damages for premature termination which we will incur. This lump sum payment will be in lieu of any damages we may have incurred as a result of your default, but it shall be in addition to all amounts provided above in Section 17.1.4 and any attorney’s fees and other costs and expenses to which we are entitled pursuant to Sections 3.8 or 24.8. Your payment of this lump sum shall not affect our right to obtain appropriate injunctive relief and remedies to enforce Section 15 and specific performance to enforce this Section 17.

18       RELATIONSHIP OF THE PARTIES

This Agreement does not create a fiduciary or other special relationship or make you or us an agent, legal representative, joint venturer, partner, employee or servant of each other for any purpose. You are not authorized to make any contract, agreement, warranty or representation on our behalf, or to create any obligation, express or implied, on our behalf.

During the Term, you agree to hold yourself out to the public as an independent contractor operating the Franchised Business under license from us, and you agree to disclose your status as independent contractor in all business dealings and exhibit a notice to that effect (the location and content of which we reserve the right to specify) on all promotional materials, invoices and stationery.

19       INDEMNIFICATION

You agree to hold harmless, defend, and indemnify us and our past, present and future affiliates, officers, directors, shareholders, agents, attorneys, consultants, and employees against any claims, losses, costs, expenses (including, but not limited to, reasonable attorneys’ fees, costs of investigation, settlement costs, and interest), liabilities and damages (collectively, “Claims”) arising directly or indirectly from, as a result of, or in connection with your activities under this Agreement. With respect to any threatened or actual litigation, proceeding, or dispute that could directly or indirectly affect us or any of the other indemnitees under this Section, if you do not assume the active defense of the matter within a reasonable time, we will have the right, but not the obligation, to: (1) choose counsel; (2) direct and control the handling of the matter; and (3) settle any claim against the indemnitees. This Section will survive the expiration or termination of this Agreement, and applies to Claims even if they exceed the limits of your insurance coverage.

20       CONSENTS AND WAIVERS

20.1 Approval or Consent. Whenever our prior written approval or consent is required under this Agreement, you agree to make a timely written request to us for such consent. Our approval or consent must be in writing and signed by an authorized officer to be effective.

20.2 No Warranties. We make no warranties or guarantees upon which you may rely by providing any waiver, approval, consent or suggestion to you in connection with this Agreement and assume no liability or obligation to you therefor, or by reason of any neglect, delay, or denial of any request therefor. We will not, by virtue of any approvals, advice or services provided to you, assume responsibility or liability to you or to any third parties to which we would not otherwise be subject.

20.3 Waivers. No delay or failure to exercise any right under this Agreement or to insist upon your strict compliance with any obligation or condition, and no custom or practice that differs from the terms of this Agreement, will constitute a waiver of our right to exercise the contract provision or to demand your strict compliance with the terms of this Agreement. Our waiver of any particular default does not affect or impair our rights with respect to any subsequent default you may commit. Our waiver of a default by another franchisee does not affect or impair our right to demand your strict compliance with the terms of this Agreement. Our acceptance of any payments due from you does not waive any prior defaults.

21       NOTICES

Notices related to this Agreement will be effective upon receipt (or first rejection) may be given by any of the following delivery methods: (1) certified or registered mail; (2) U.S. Priority Mail or national commercial delivery service (UPS, Federal Express, DHL); or (3) facsimile (if the sender receives machine confirmation of successful transmission). Notices to you and us must be sent to the addresses on the first page of this Agreement. Notices to us by facsimile should be sent to 216.910.1793. Either party can change its notice address by informing the other party.

22       ENTIRE AGREEMENT

Each element of this Agreement is essential and material and that, except as otherwise provided in this Agreement, the parties shall deal with each other in good faith. This Agreement, the Manuals, the documents referred to in this Agreement and the attachments to this Agreement constitute the entire agreement between the parties with respect to the Franchised Business and supersede all prior negotiations, representations, correspondence and agreements concerning the same subject matter. There are no other representations, inducements, promises, agreements, arrangements, or undertakings, oral or written, between the parties relating to the matters covered by this Agreement other than those set forth in this Agreement and in the attachments. No obligations or duties that contradict or are inconsistent with the express terms of this Agreement may be implied into this Agreement. Except as expressly set forth in this Agreement, no amendment, change or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed in writing.

23       SEVERABILITY AND CONSTRUCTION

23.1 Severability. Each provision of this Agreement is severable from the others. If, for any reason, any provision is determined by a court to be invalid, the invalidity will not impair the operation of the remaining provisions of this Agreement. The latter will continue to be given full force and effect and bind us and you.

23.2 Survival. Each provision of this Agreement that expressly or by reasonable implication is to be performed, in whole or in part, after the expiration, termination, or Transfer of this Agreement will survive such expiration, termination, or Transfer.

23.3 Interpretation. Except as expressly provided, nothing in this Agreement is intended, or will be deemed, to confer any rights or remedies upon any person or legal entity other than you and us.

23.4 Our Discretion. Whenever we have expressly reserved in this Agreement a right and/or discretion to take or withhold an action, or to grant or decline to grant you a right to take or withhold an action, except as otherwise expressly and specifically provided in this Agreement, we may make such decision or exercise our right and/or discretion on the basis of our judgment of what is in our best interests. This also applies if we are deemed to have a right and/or discretion. Our judgment of what is in the best interests of the System, at the time our decision is made or our right or discretion is exercised, can be made without regard to whether: (1) other reasonable alternative decisions or actions, or even arguably preferable alternative decisions or actions, could have been made by us; (2) our decision or the action taken promotes our financial or other individual interest; (3) our decision or the action taken applies differently to you and one or more other franchisees or our company-owned or affiliate-owned operations; or (4) our decision or the action taken is adverse to your interests. We will have no liability to you for any such decision or action. We and you intend that the exercise of our right or discretion will not be subject to limitation or review. If applicable law implies a covenant of good faith and fair dealing in this Agreement, we and you agree that such covenant will not imply any rights or obligations that are inconsistent with a fair construction of the terms of this Agreement and that this Agreement grants us the right to make decisions, take actions and/or refrain from taking actions not inconsistent with your rights and obligations under this Agreement.

24       DISPUTE RESOLUTION

24.1 Submission To Mediation. Except as provided in Section 24.7, either party may submit any claim, controversy, or dispute arising out of this Agreement to non-binding mediation administered by the American Arbitration Association, according to their procedures or rules, or administered by another mediation service that we mutually agree to use. The parties will not be required to pursue mediation of any claim, controversy, or dispute as a prerequisite to filing a lawsuit or commencing other legal proceedings and the pendency of a mediation will not cause any legal proceedings to be stayed pending the outcome of the mediation. Once either party has submitted a dispute to mediation, the obligation to attend will be binding on both parties. Both parties must sign a confidentiality agreement before participating in any mediation proceeding. The mediation will take place in the city where our principal offices are located at the time the demand for mediation is filed.

24.2 Choice Of Law. This Agreement and the relationship between the parties is governed by and will be construed in accordance with the laws of the State of Ohio except that Sections 15.2 and 15.3 will be governed by the laws of the state in which the Franchised Business is located. In the event of any conflict-of-law question, the laws of the State of Ohio will prevail, without regard to the application of Ohio conflict-of-law rules. Nothing in this Section is intended, or will be deemed, to make any Ohio law regulating the offer or sale of franchises or the franchise relationship applicable to this Agreement if such law would not otherwise be applicable.

24.3 Choice Of Forum. The parties agree that, to the extent any disputes cannot be resolved directly between them, you must file any suit against us only in the federal or state court having jurisdiction where our principal offices are located at the time suit is filed. We may file suit in the federal or state court located in the jurisdiction where our principal offices are located at the time suit is filed or in the jurisdiction where you reside or do business or where your Territory is located or where the claim arose. You consent to the personal jurisdiction of those courts over you and to venue in those courts.

24.4 Mutual Waiver Of Jury Trial. Each of us irrevocably waives trial by jury in any litigation.

24.5 Mutual Waiver Of Punitive Damages. Each of us waives any right to or claim of punitive, exemplary, multiple or consequential damages against the other in litigation and agrees to be limited to the recovery of actual damages sustained. You acknowledge that Section 16.6. represents a reasonable estimate of our actual damages that would result from termination of this Agreement based on your default.

24.6 Remedies Not Exclusive. Except as provided in Sections 24.1 through 24.5, no right or remedy that the parties have under this Agreement is exclusive of any other right or remedy under this Agreement or under applicable law.

24.7 Our Right To Injunctive Relief. Nothing in this Agreement bars our right to obtain injunctive or declaratory relief against a breach or threatened breach of this Agreement that will cause us loss or damage. You agree that we will not be required to prove actual damages or post a bond or other security in seeking or obtaining injunctive relief (both preliminary and permanent) and/or specific performance.

24.8 Reimbursement Of Costs And Expenses. If either party brings an action to enforce this Agreement in a judicial proceeding, the party prevailing in that proceeding will be entitled to reimbursement of costs and expenses, including, but not limited to, reasonable accountants’, attorneys’, attorneys’ assistants’ and expert witness fees, the cost of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, whether incurred prior to, in preparation for, or in contemplation of the filing of, the proceeding. If we utilize legal counsel (including in-house counsel employed by us) in connection with any failure by you to comply with this Agreement, you must reimburse us for any of the above-listed costs and expenses incurred by us. In any judicial proceeding, the amount of these costs and expenses will be determined by the court and not by a jury.

24.9 Rights Of Parties Are Cumulative. The parties’ rights under this Agreement are cumulative and the exercise or enforcement of any right or remedy under this Agreement will not preclude the exercise or enforcement by a party of any other right or remedy under this Agreement that it is entitled by law or this Agreement to exercise or enforce.

25       MISCELLANEOUS

25.1 Gender And Number. All references to gender and number will be construed to include such other gender and number as the context may require.

25.2 Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none will be deemed to affect the meaning or construction of any provision of this Agreement.

25.3 Counterparts. This Agreement may be executed in counterparts, and each copy so executed and delivered will be deemed an original.

25.4 Time. Time is of the essence of this Agreement for each provision in which time is a factor.

25.5 Injunctive Relief. You recognize that your failure to comply with the terms of this Agreement, including, but not limited to, the failure to fully comply with all post-termination obligations, is likely to cause irreparable harm to us, our affiliates and the System. Therefore, you agree that, in the event of a breach or threatened breach of any of the terms of this Agreement by you, we will be entitled to injunctive relief (both preliminary and permanent) restraining that breach and/or to specific performance without showing or proving actual damages and without posting any bond or security. Any equitable remedies sought by us will be in addition to, and not in lieu of, all remedies and rights that we otherwise may have arising under applicable law or by virtue of any breach of this Agreement.

25.6 Terrorist Acts. You acknowledge that under applicable U.S. law, including, without limitation, Executive Order 13224, signed on September 23, 2001 (“Order”), we are prohibited from engaging in any transaction with any person engaged in, or with a person aiding any person engaged in, acts of terrorism, as defined in the Order. Accordingly, you represent and warrant to us that, as of the date of this Agreement, neither you nor any person holding any ownership interest in you, controlled by you, or under common control with you is designated under the Order as a person with whom business may not be transacted by us, and that you: (1) do not, and hereafter will not, engage in any terrorist activity; (2) are not affiliated with and do not support any individual or entity engaged in, contemplating, or supporting terrorist activity; and (3) are not acquiring the rights granted under this Agreement with the intent to generate funds to channel to any individual or entity engaged in, contemplating, or supporting terrorist activity, or to otherwise support or further any terrorist activity.

26       ACKNOWLEDGMENTS

26.1 Independent Investigation.

You acknowledge that:

26.1.1 You have conducted an independent investigation of the business venture contemplated by this Agreement and recognize that it involves business risks and that your results will be largely dependent upon your own efforts and ability;

26.1.2 Any financial performance information presented in our franchise disclosure document is not a warranty or guaranty of the results that you will achieve, and your experience is likely to differ; and

26.1.3 We do not, by virtue of any approvals or advice provided to you, assume responsibility or liability to you or any third-party to which we would otherwise not be subject.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date stated on the first page of this Agreement.

CURAFLO FRANCHISING INC.	[INSERT FRANCHISEE NAME]
By:	By:
Print Name:	Print Name:
Title:	Title: